Exhibit 99.1

FOR IMMEDIATE RELEASE

Editorial Contacts:

Jennifer Schuh	Bob Richter
NAVTEQ Corporation	for NAVTEQ Corporation
Tel: 312-894-3913	Tel: 212-802-8588
e-M: jennifer.schuh@navteq.com	e-M: bob@richtermedia.com

Investor Relations Contact:

Thomas R. Fox
NAVTEQ Corporation
Tel: 312-894-7500
e-M: investorrelations@navteq.com

NAVTEQ Reports Record First Quarter Revenue and Operating Income

Chicago, IL – April 30, 2008 – NAVTEQ Corporation (NYSE: NVT), a leading global provider of digital map data for vehicle navigation and location-based solutions, today reported record first quarter revenue and operating income for the quarter ended March 30, 2008.

First quarter revenue rose 40% over the same period in 2007 to $224.5 million. Excluding the impact of foreign currency rate fluctuation, revenue for the first quarter grew 32%. Operating income was $40.8 million, a 6% increase over last year’s first quarter. Net income in the quarter grew 9% over the prior year to $32.9 million. Earnings per diluted share in the quarter of $0.32 grew 4% over the same period in 2007.

“We are quite pleased with the company’s first quarter revenue growth, particularly in this uncertain economic environment,” said Judson Green, president and chief executive officer. “The first quarter was also the beginning of a very important investment year for the company as we continue to develop the next generation products and services our customers demand. As we anticipated, first quarter earnings growth was dampened by a planned increase in spending on capabilities we consider essential to our future success.”

Revenue from NAVTEQ’s Europe, Middle East & Africa (EMEA) region totaled $114.5 million in the quarter, up 31% from the first quarter of 2007. Excluding the impact of foreign currency rate fluctuation, EMEA revenue for the first quarter grew 17%. Revenue for the Americas region was $108.9 million in the quarter, a 54% increase over the first quarter of 2007. Asia Pacific revenue was $1.1 million in the quarter, a decline of 43% from the first quarter of 2007.

Cash and marketable securities totaled $532.2 million at March 30, 2008. Net cash provided by operating activities for the first quarter was $76.8 million.

Supplementary Information

In lieu of a conference call, management has provided a PowerPoint document containing supplementary information on the results, which is available in the ‘News & Events’ section of our IR website at investor.navteq.com.

About NAVTEQ

NAVTEQ is a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices, Internet-based mapping applications, and government and business solutions. NAVTEQ creates the digital maps and map content that power navigation and location-based services solutions around the world. The Chicago-based company was founded in 1985 and has over 3,500 employees located in 167 offices in 31 countries.

NAVTEQ is a trademark in the U.S. and other countries. All rights reserved.

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. The statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under “Item 1A. Risk Factors” in each of the Company’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission.

Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. NAVTEQ does not undertake any obligation to update any forward-looking statements contained in this document.

NAVTEQ CORPORATION

Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Quarter Ended
	April 1, 2007	March 30, 2008
	(Unaudited)	(Unaudited)

Net revenue:
Digital map licensing and related revenues	$150,703	208,837
Advertising	6,228	10,956
Other	3,020	4,657
Total net revenue	159,951	224,450

Operating costs and expenses:
Database creation and delivery costs	74,255	115,423
Selling, general, and administrative expenses	47,353	68,274

Total operating costs and expenses	121,608	183,697

Operating income	38,343	40,753

Other income	3,787	5,366

Income before income taxes	42,130	46,119

Income tax expense	11,881	13,236

Net income	$30,249	32,883

Earnings per share of common stock –
Basic	$0.32	0.33
Diluted	$0.31	0.32

Weighted average shares of common stock outstanding –
Basic	94,802	98,709
Diluted	97,265	101,951

NAVTEQ CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	Dec. 31,	March 30,
	2007	2008
		(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$159,857	231,968
Short-term marketable securities	226,126	171,710
Accounts receivable,net	193,505	141,269
Deferred income taxes, net	39,872	36,696
Prepaid expenses and other current assets	32,752	40,283

Total current assets	652,112	621,926

Property and equipment, net	111,687	121,379
Capitalized software development costs, net	27,084	27,510
Long-term deferred income taxes, net	204,840	204,758
Long-term marketable securities	76,855	128,537
Goodwill and acquired intangible assets, net	247,956	247,799
Deposits and other assets	7,503	9,767

Total assets	$1,328,037	1,361,676

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$32,175	32,224
Accrued payroll and related liabilities	48,935	39,413
Other accrued expenses	52,362	43,730
Accrued rebates	62,279	58,697
Deferred revenue	45,582	41,611

Total current liabilities	241,333	215,675

Long-term deferred revenue	45,148	45,885
Long-term deferred taxes, net	6,220	6,264
Other long-term liabilities	28,762	31,179

Total liabilities	321,463	299,003

Stockholders’ equity	1,006,574	1,062,673

Total liabilities and stockholders’ equity	$1,328,037	1,361,676

NAVTEQ CORPORATION

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Quarter Ended
	April 1, 2007	March 30, 2008
	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net income	$30,249	32,883
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,108	12,437
Deferred income taxes	470	4,611
Stock compensation expense	4,329	5,614
Provision for doubtful receivables	3	1,156
Noncash other	3	2,289
Changes in operating assets and liabilities, net of effects of acquisitions	34,895	17,806

Net cash provided by operating activities	79,057	76,796

Cash flows from investing activities:
Acquisition of property and equipment	(6,602)	(14,071)
Capitalized software development costs	(5,175)	(4,339)
Net (purchases) sales of marketable securities	(31,688)	7,211
Payments for acquisitions, net of cash acquired	(46,368)	(176)

Net cash used in investing activities	(89,833)	(11,375)

Cash flows from financing activities:
Issuance of common stock and other equity transactions	2,233	(2,138)

Net cash provided by (used in) financing activities	2,233	(2,138)

Effect of exchange rate changes on cash	840	8,828

Net increase (decrease) in cash and cash equivalents	(7,703)	72,111

Cash and cash equivalents at beginning of period	122,335	159,857

Cash and cash equivalents at end of period	$114,632	231,968